Exhibit 10.3

PERPETUAL OVERRIDING ROYALTY INTEREST CONVEYANCE (PDP)

This PERPETUAL OVERRIDING ROYALTY INTEREST CONVEYANCE (this “Conveyance”) from SandRidge Exploration and Production, LLC, a Delaware limited liability company, with offices at 123 Robert S. Kerr Avenue, Oklahoma City, OK 73102-6406 (“Assignor”) to SandRidge Permian Trust, a statutory trust formed under the laws of the State of Delaware, c/o The Bank of New York Mellon Trust Company, N.A., 919 Congress Avenue, Suite 500, Austin, Texas 78701 (“Assignee”), is delivered to be effective as of the Effective Time.  All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in Article II below.

ARTICLE I
CONVEYANCE

Section 1.01 The Grant. For and in consideration of good and valuable consideration paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby BARGAIN, SELL, GRANT, CONVEY, TRANSFER, ASSIGN, SET OVER, and DELIVER unto Assignee, subject to the terms of this Conveyance, as a perpetual overriding royalty interest (the “Royalty Interest”), an undivided interest in and to all Minerals in, under and that may be produced and saved from the Target Formation underlying the Subject Lands through the wellbores of the Wells, sufficient to cause Assignee to receive the Assignee Minerals.

Section 1.02 Non-Operating, Non-Expense Bearing Interest.  The Royalty Interest conveyed hereby is a non-operating, non-expense-bearing overriding royalty interest in and to the Subject Interests, free of all cost, risk and expense of production, operations and marketing.  In no event shall Assignee ever be liable or personally obligated for payment of any cost, expenses or liabilities attributable to the Subject Interests (or any part thereof) or incurred in connection with the production, saving or marketing of Assignee Minerals, subject, however, to Assignor’s right hereinafter provided to deduct Chargeable Costs in determining Assignee Proceeds, which right shall be solely a matter of deduction from the proceeds from the sale of Assignee Minerals and not a personal obligation of Assignee.  This Conveyance is a conveyance of an interest in real property.

Section 1.03 Habendum Clause. TO HAVE AND TO HOLD the Royalty Interest, together with all and singular the rights and appurtenances thereto in anywise belonging, unto Assignee, its successors and assigns, subject to terms and provisions of this Conveyance.

Section 1.04 Warranty.

(a) The Warranty. Assignor warrants to Assignee, its successors and assigns, that the Royalty Interest is free of all Encumbrances created by, through, or under Assignor, but not otherwise, except for the Permitted Encumbrances.

(b) Remedies. In the event of a breach of the foregoing warranty, Assignee’s sole remedy shall be to receive payment on each applicable Quarterly Payment Date, out of Assignor’s Net Share of Minerals from other Wells in excess of that subject to the Royalty Interest and the royalty interest created pursuant to the Term PDP Conveyance (the “Assignor Retained Minerals”), subject to offset as provided below and without interest (except such interest payable under this Conveyance on payments made after the applicable due date as described in Section 5.02 below), of an amount equal to the difference between (x) Assignee Proceeds that Assignee would have received with respect to such Well in the applicable Computation Period if such warranty had not been breached and (y) Assignee Proceeds that Assignee actually received during that Computation Period with respect to that Well, to the extent such difference is attributable to the breach of the warranty, but not to the extent that such difference is attributable to any other cause, and any such amounts of Assignor Retained Minerals shall be treated as Assignee Minerals.

(c) Right of Offset. If any Subject Interest ever proves to be larger as of the Effective Date than the Subject Interest reflected in Exhibit A and if, as a result, Assignee receives a greater amount of Assignee Minerals (or the proceeds from the sale thereof) with respect to that Subject Interest than Assignee would otherwise have received if the Subject Interest had been the size reflected on Exhibit A, then such increased amounts, whenever received by Assignee, may be treated by Assignor as a credit or offset (without interest) against any amounts payable to Assignee under Section 1.04(b).

(d) DISCLAIMER. EXCEPT FOR THE WARRANTIES OF TITLE GIVEN IN SECTION 1.04(a), ASSIGNOR MAKES THIS CONVEYANCE AND ASSIGNS THE ROYALTY INTEREST WITHOUT RECOURSE, COVENANT OR WARRANTY OF TITLE OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY. ANY COVENANTS OR WARRANTIES IMPLIED BY STATUTE OR LAW BY THE USE HEREIN OF THE WORDS “GRANT”, “CONVEY” OR OTHER SIMILAR WORDS ARE HEREBY EXPRESSLY DISCLAIMED, WAIVED AND NEGATED. WITHOUT LIMITING THE GENERALITY OF THE TWO PRECEDING SENTENCES, ASSIGNEE ACKNOWLEDGES THAT ASSIGNOR HAS NOT MADE, AND ASSIGNOR HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND ASSIGNEE HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (i) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF MINERALS, IF ANY, ATTRIBUTABLE TO THE SUBJECT INTERESTS, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iv) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, AND (v) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER ANY APPLICABLE LEGAL REQUIREMENT; IT BEING THE EXPRESS INTENTION OF BOTH

ASSIGNEE AND ASSIGNOR THAT THE ROYALTY INTEREST IS HEREBY ASSIGNED TO ASSIGNEE ON AN “AS IS” AND “WHERE IS” BASIS WITH ALL FAULTS, AND THAT ASSIGNEE HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS ASSIGNEE DEEMS APPROPRIATE. ASSIGNOR AND ASSIGNEE AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LEGAL REQUIREMENTS TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LEGAL REQUIREMENT.

(e) Substitution of Warranty. This instrument is made with full substitution and subrogation of Assignee in and to all covenants of warranty by Third Persons (other than Affiliates of Assignor) heretofore given or made with respect to the Wells, the Subject Interests or any part thereof or interest therein.

ARTICLE II
DEFINITIONS

This Article II defines certain capitalized words, terms, and phrases used in this Conveyance. Certain other capitalized words, terms, and phrases used in this Conveyance are defined elsewhere in this Conveyance.

“Affiliate” means, for any specified Person, another Person that controls, is controlled by, or is under common control with, the specified Person.  “Control”, in the preceding sentence, refers to the possession by one Person, directly or indirectly, of the right or power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract, or otherwise.

“AMI” means that area described in Exhibit A to the Development Agreement.

“Assignee” is defined in the introductory paragraph to this Conveyance and also includes all permitted successors and assigns of Assignee.

“Assignee Minerals” is defined in Section 3.01.

“Assignee Proceeds” is defined in Section 3.03.

“Assignor” is defined in the introductory paragraph to this Conveyance and also includes all permitted successors and assigns of Assignor.

“Assignor Conveyances” means this Conveyance, the Term PDP Conveyance, the Term Development Conveyance and the Perpetual Development Conveyance.

“Assignor Retained Minerals” is defined in Section 1.05(b).

“Assignor’s Net Revenue Interest” means the interest, stated as a decimal fraction, in Subject Minerals production from a Well attributable to the Subject Interests in that Well, net of Production Burdens.

“Assignor’s Net Share of Minerals” means the share of Subject Minerals from each Well that is attributable to Assignor’s Net Revenue Interest in that Well determined prior to giving effect to this Conveyance.

“Bbl” means one stock tank barrel, or 42 U.S. gallons liquid volume, in reference to Oil or Gas Liquids.

“Business Day” means any day that is not a Saturday, Sunday, a holiday determined by the New York Stock Exchange, Inc. as “affecting ‘ex’ dates” or any other day on which national banking institutions in New York, New York are closed as authorized or required by law.

“Chargeable Costs” is defined in Section 3.02(a).

“Closing Time” means 12:01 a.m., Central Time, on August 16, 2011.

“Computation Period” means each calendar quarter commencing at 12:01 a.m., Central Time, with each calendar quarter being deemed to have begun at 12:01 a.m. Central Time on the first day of such calendar quarter and to have ended at 12:00 a.m. Central Time on the first day of the next calendar quarter, except for the first Computation Period, which shall be deemed to have begun at 12:01 a.m., Central Time, April 1, 2011, and to have ended at 12:00 a.m. Central Time on September 30, 2011.

“Conveyance” is defined in the introductory paragraph to this Conveyance.

“Development Agreement” means that certain Development Agreement between SandRidge, Assignor and Assignee dated as of even date herewith.

“Drilling Obligation Completion Date” has the meaning given to such term in the Development Agreement.

“Effective Time” means 12:01 a.m., Central Time, April 1, 2011; provided, however, with respect to each oil and gas lease described in Exhibit A that has a date after April 1, 2011, the Effective Time, with respect to each such oil and gas lease, shall be 12:01 a.m., Central Time, on the date of such oil and gas lease.

“Encumbrance” means any mortgage, lien, security interest, pledge, charge, encumbrance, limitation, preferential right to purchase, consent to assignment, irregularity, burden or defect.

“Excess Costs” means, in any Computation Period, the excess of Chargeable Costs associated with Assignee Minerals for that Computation Period over the amount determined by multiplying Assignor’s Net Share of Minerals produced during the Computation Period by the Sales Price for that Computation Period. Excess Costs shall bear interest at the Prime Interest Rate from the end of the Computation Period in which such costs were incurred to the date that Assignor recovers such amounts from Assignee Proceeds.

“Excluded Assets” means (a) those oil and gas wells that are the subject of the Term Development Conveyance and the Perpetual Development Conveyance and (b) those oil and gas wells that are described in Exhibit B.

“Fair Value” means, with respect to any portion of the Royalty Interest to be released pursuant to Section 11.02 in connection with a sale or release of any Well or Subject Interests, an amount of net proceeds which could reasonably be expected to be obtained from the sale of such portion of the Royalty Interest to a party which is not an Affiliate of either the Assignor or Assignee on an arms’-length negotiated basis, taking into account relevant market conditions and factors existing at the time of any such proposed sale or release, such net proceeds to be determined by deducting Assignee’s proportionate share of sales costs, commissions and brokerage fees, if any (based on the ratio of (i) the fair market value of the portion of the Royalty Interest being released to (ii) the fair market value of the Wells and Subject Interests being transferred (including the value of the Royalty Interest being released)).

“Farmout Agreements” means any farmout agreement, participation agreement, exploration agreement, development agreement or any similar agreement.

“Force Majeure” is defined in Section 12.02.

“Gas” means natural gas and all other gaseous hydrocarbons or minerals, including helium, but specifically excluding any Gas Liquids.

“Gas Liquids” means those natural gas liquids and other liquid similar hydrocarbons, including ethane, propane, butane and natural gasoline, and mixtures thereof, that are removed from a gas stream by the liquids extraction process of any field facility or gas processing plant and delivered by the facility or plant as natural gas liquids.

“Governmental Authority” means the United States of America, any state, commonwealth, territory, or possession thereof, and any political subdivision of any of the foregoing, including courts, departments, commissions, boards, bureaus, agencies and other instrumentalities.

“Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule, or regulation of, including the terms of any license or permit issued by, any Governmental Authority.

“Mcf” means one thousand cubic feet of Gas, measured and expressed at the same temperature, pressure, and other conditions of measurement (a) provided in any contract for the purchase of Gas from the Subject Interests or, (b) if no such contract exists, provided by applicable state law for purposes of reporting production to Governmental Authorities.

“Mineral(s)” means Oil, Gas and Gas Liquids.

“MMBtu” means one million British thermal units.

“Mortgage” has the meaning given such term in the Development Agreement.

“Non-Affiliate” means, for any specified Person, any other Person that is not an Affiliate of the specified Person.

“Notice” means any notice, advice, invoice, demand or other communication required or permitted by this Conveyance.

“Oil” means crude oil, condensate and other liquid hydrocarbons recovered by field equipment or facilities, excluding Gas Liquids.

“Party,” when capitalized, refers to Assignor or Assignee. “Parties,” when capitalized, refers to Assignor and Assignee.

“Permitted Encumbrances” means:

(a) the Production Burdens;

(b) contractual obligations arising under operating agreements, Farmout Agreements, production sales contracts, leases, assignments and other similar agreements that may affect the Subject Interests;

(c) pooling and unitization agreements, declarations, orders or Legal Requirements to secure payment of amounts not yet delinquent;

(d) liens that arise in the normal course of operations, such as liens for unpaid taxes, statutory liens securing unpaid suppliers and contractors, and contractual liens under operating agreements, in any case, that are not yet delinquent or, if delinquent, are being contested in good faith in the normal course of business;

(e) conventional rights of reassignment that obligate Assignor to reassign all or part of any Subject Interest to a Third Person if Assignor intends to release or abandon such interest before the expiration of the primary term or other termination of such interest;

(f) easements, rights-of-way, servitudes, permits, surface leases, surface use restrictions and other surface uses and impediments on, over or in respect of the Subject Interests that are not such as to interfere materially with the operation, value or use of the Subject Interests;

(g) rights reserved to or vested in any Governmental Authority to control or regulate any Subject Interests in any manner, and all applicable Legal Requirements;

(h) the terms of the instruments creating the Subject Interests and Subject Lands; and

(i) the Mortgage;

provided that such aforementioned encumbrances are of the type and nature customary in the oil and gas industry and do not, alone or in the aggregate, materially and adversely affect the operation, value or use of any Subject Interests, and all to the extent, and for so long as, such

Permitted Encumbrances are otherwise valid and enforceable against the Subject Interests, without recognizing, expressly or by implication, any rights or interests in any Third Person or Governmental Authority that such Third Person or Governmental Authority does not otherwise lawfully possess.

“Perpetual Development Conveyance” means that certain Perpetual Overriding Royalty Interest Conveyance (Development) by and between Assignor and Assignee, dated effective as of the Effective Time.

“Person” means any natural person, corporation, partnership, trust, estate, or other entity, organization or association.

“Post Production Cost Charge” is defined in Section 3.02(b).

“Prime Interest Rate” is defined in Section 5.02(b).

“Production Burdens” means, with respect to any Subject Lands, Subject Interests or Subject Minerals, all royalty interests, overriding royalty interests, production payments, net profits interests and other similar interests that constitute a burden on, are measured by, or are payable out of the production of Minerals or the proceeds realized from the sale or other disposition thereof.

“Quarterly Payment Date” is defined in Section 5.01(b).

“Reasonably Prudent Operator Standard” means the standard of conduct of a reasonably prudent oil and gas operator in the AMI under the same or similar circumstances, acting with respect to its own property and disregarding the existence of the Royalty Interest as a burden on such property.

“Royalty Interest” is defined in Section 1.01.

“Sales Price” means the price received by Assignor for Assignee Minerals determined in accordance with the following provisions:

(a) “sale” refers to any sale, exchange or other disposition of Assignee Minerals for value, the value of such Minerals that is exchanged or otherwise disposed of for valuable consideration being the sales price that Assignor receives for any such Minerals sold pursuant to Section 4.01 for any such Minerals;

(b) amounts of money not paid to Assignor when due by any purchaser of Assignee Minerals (for example, Taxes or other amounts withheld or deducted by any such purchaser) shall not be included within the Sales Price until actually received by, or credited to the account of, Assignor;

(c) advance payments and prepayments for future deliveries of Assignee Minerals shall be included within the Sales Price, without interest, when that volume of Minerals subject to the advance payments or prepayments is actually produced;

(d) loan proceeds received by Assignor shall not be treated as a component of the applicable Sales Price; and

(e) if a controversy or possible controversy exists, whether by reason of any statute, order, decree, rule, regulation, contract or otherwise, between Assignor and any purchaser of Assignee Minerals or any other Person, about the correct Sales Price of any Assignee Minerals, about deductions from the Sales Price, about Assignor’s right to receive the proceeds of any sale of Assignee Minerals, or about any other matter, then monies withheld by the purchaser or deposited by it with an escrow agent or if Assignor receives any monies and promptly deposits such monies with a Third Person escrow agent as a result of such controversy, such monies shall not be included within the Sales Price until received by or returned to Assignor, as applicable.

“SandRidge” means SandRidge Energy, Inc., a Delaware corporation.

“Subject Interests” means Assignor’s undivided interests in the Subject Lands as described on Exhibit A, whether as lessee under leases, as an owner of the Subject Minerals (or the right to extract such Minerals) or otherwise, by virtue of which undivided interests Assignor has the right to conduct exploration, drilling, development and Mineral production operations on the Subject Lands, or to cause such operations to be conducted, or to participate in such operations by paying and bearing all or any part of the costs, risks and liabilities of such operations, to drill, test, complete, equip, operate and produce wells to exploit the Minerals.  The “Subject Interests” (a) may be owned by Assignor pursuant to leases, deeds, operating, pooling or unitization agreements, orders or any other instruments, agreements or documents, recorded or unrecorded, (b) include any and all extensions or renewals of leases covering the Subject Lands (or any portion thereof) obtained by Assignor, or any Affiliate thereof, within six (6) months after the expiration or termination of any such lease, and (c) are subject to the Permitted Encumbrances.  For the avoidance of doubt, the “Subject Interests” do not include:  (i) Assignor’s interests in the Excluded Assets; (ii) Assignor’s rights to substances other than Minerals; (iii) Assignor’s rights to Minerals (other than Assignee Minerals) under contracts for the purchase, sale, transportation, storage, processing or other handling or disposition of Minerals; (iv) Assignor’s interests in, or rights to Minerals (other than Assignee Minerals) held in pipelines, gathering systems, storage facilities, processing facilities or other equipment or facilities; or (v) any additional or enlarged interests in the Wells, Subject Lands or Subject Minerals acquired by Assignor after the Closing Time, except (1) as may result from the operation of the terms of the instruments creating the Subject Interests, or (2) as may be reflected in extensions and renewals covered by the preceding sentence.

“Subject Lands” means the lands subject to or covered by the oil and gas leases described in Exhibit A, insofar and only insofar as they cover the Target Formation, subject to the exceptions, exclusions and reservations set forth on such Exhibit A.

“Subject Minerals” means all Minerals in and under, and that may be produced, saved and sold from a Well, from and after 12:01 a.m., Central Time, April 1, 2011, insofar and only insofar as such Minerals are produced from the Target Formation, subject to the following exclusions:  Minerals that are (a) lost in the production, gathering or marketing of Minerals; (b) used (i) in conformity with ordinary and prudent operations on the Subject Lands, including drilling and production operations with respect to a Well or (ii) in connection with operations (whether on or off the Subject Lands) for processing or compressing the Subject Minerals; (c) taken by a Third Person to recover costs, or some multiple of costs, paid or incurred by that Third Person under any operating agreement, unit agreement or other agreement in connection with nonconsent operations conducted (or participated in) by that Third Person; and (d) retained by a Third Person for gathering, transportation, processing or marketing services related to the Subject Minerals in lieu of or in addition to cash payment for such services, to the extent such agreement is permitted under this Conveyance.

“Target Formation” means, (i) with respect to PSL Block A36 and University Lands Block 14, the interval between the top of Permian-aged Grayburg or its stratigraphic equivalent at a depth of 4,106’ and the Permian-aged Lower San Andres or its stratigraphic equivalent at a depth of 5,026’ in the Shafter Lake 10#1 located in Section 10, Block A36 (API No. 42-003-38729-0000), (ii) with respect to PSL Block A46 and University Lands Block 13, the interval between the top of Permian-aged Grayburg or its stratigraphic equivalent at a depth of 4,264’ and the Permian-aged Lower San Andres or its stratigraphic equivalent at a depth of 5,009’ in the University 13-46#1 located in Section 13, Block A46 (API No. 42-003-32417-0000), and (iii) with respect to PSL Block A41 and PSL Block A47, the interval between the top of Permian-aged Grayburg or its stratigraphic equivalent at a depth of 4,180’ and the Permian-aged Lower San Andres or its stratigraphic equivalent at a depth of 5,028’ in the Munger Nix #5 located in Section 1, Block A41 (API No. 42-003-32531-0000).

“Taxes” is defined in Section 3.02(c).

“Term Development Conveyance” means that certain Term Overriding Royalty Interest Conveyance (Development) by and between Assignor and Mistmada Oil Company, Inc., an Oklahoma corporation, dated effective as of the Effective Time.

“Term PDP Conveyance” means that certain Term Overriding Royalty Interest Conveyance (PDP) by and between Assignor and Mistmada Oil Company, Inc., an Oklahoma corporation, dated effective as of the Effective Time.

“Third Person” means a Person other than Assignor, Assignee or Trustee.

“Transfer” including its syntactical variants, means any assignment, sale, transfer, conveyance or disposition of any property; provided, Transfer as used herein does not include the granting of a mortgage on or security interest in Assignor’s interest in any property, including the Wells, the Subject Interests and the Subject Lands.

“Trustee” means The Bank of New York Mellon Trust Company, N.A., a national banking association organized under the laws of the United States of America with its principal place of business in New York, New York, as trustee, acting not in its individual capacity but solely as trustee of the Assignee.

“Well” means the borehole of each Mineral well more particularly described in Exhibit C to this Conveyance.

ARTICLE III
CALCULATION OF ASSIGNEE MINERALS

Section 3.01 Definition. “Assignee Minerals” is that volume of Minerals with respect to each Well calculated in accordance with the following formula:  Forty Percent (40%) X (Assignor’s Net Share of Minerals).

Section 3.02 Chargeable Costs.

(a) Definition. For each Computation Period, “Chargeable Costs” means the sum of (i) the Post Production Cost Charge, plus (ii) Excess Costs from prior Computation Periods, plus (iii) Taxes incurred, accrued or paid by Assignor; provided, that such costs are actually paid by Assignor during the relevant Computation Period or paid by Assignor during a prior Computation Period and not included in any prior Computation Period’s Chargeable Costs. For the avoidance of doubt, all costs associated with, incurred or paid in connection with the drilling, testing, completing and equipping for production of the Wells shall be borne solely by Assignor and shall not be included as Chargeable Costs.

(b) Post Production Cost Charge. “Post Production Cost Charge” means those costs incurred by Assignor (including internal costs and Third Person costs) to gather, store, transport, compress, process, treat, dehydrate and market, as applicable, the Subject Minerals, including any costs as may be required to deliver such Minerals to market; provided, any costs charged by Assignor and its Affiliates as part of the Post Production Cost Charge shall not materially exceed the costs prevailing in the area where the Subject Minerals are being produced for similar services and provided, further, with respect to marketing costs, only Non-Affiliate marketing fees and costs shall be included, and marketing costs of Assignor and its Affiliates with respect to any Subject Minerals will be specifically excluded from the Post Production Cost Charge. Any costs, fees or expenses that are properly charged or allocated to Assignee Minerals pursuant to another provision of this Conveyance (including, as provided for in the definition of Subject Minerals) shall not be included as part of the Post Production Cost Charge.

(c) Taxes. “Taxes” means general property, ad valorem, production, severance, sales, windfall profit, excise and other taxes, except income taxes, assessed or levied on or in connection with the Subject Interests, the Royalty Interest, this Conveyance, production of Subject Minerals, Assignor’s Net Share of Minerals, Assignee Minerals (or the proceeds from the sale thereof) or facilities or equipment on the Subject Lands that are used for the production, dehydration, treatment, processing, gathering or transportation of Subject Minerals, or against Assignor as owner of the Subject Interests or paid by Assignor on behalf of Assignee as owner of the Royalty Interest.

(d) Operating and Drilling Costs. For the avoidance of doubt, all costs associated with or paid or incurred in connection with the drilling, testing, completing, developing and operating the Wells or otherwise incurred in connection with the ownership or operation of the Subject Interests other than Taxes and Post Production Cost Charges shall be borne solely by Assignor and shall not be included as Chargeable Costs, and Assignor may use any Subject Minerals in such operations without any duty to account to Assignee.

Section 3.03 Assignee Proceeds. “Assignee Proceeds” means, for any Computation Period, (a) the amount of proceeds actually received by Assignor during such Computation Period in respect of Assignee Minerals, with the amount of such proceeds being determined by multiplying (i) the volume of Assignee Minerals produced (expressed (A) for Gas, in Mcf or MMBtu, (B) for Gas Liquids, in Bbls and (C) for Oil, in Bbls) by (ii) the relevant Sales Price (expressed (A) for Gas, on a per Mcf or MMBtu basis, (B) for Gas Liquids, on a per Bbl basis and (C) for Oil, on a per Bbl basis), less (b) the Chargeable Costs associated with such Assignee Minerals.

ARTICLE IV
MARKETING OF ASSIGNEE MINERALS

Section 4.01 Rights and Duties Regarding Sale of Assignee Minerals. Assignor shall market or shall cause to be marketed Assignor’s Net Share of Minerals (including Assignee Minerals) in good faith and in accordance with the Reasonably Prudent Operator Standard and Section 4.02(d). Assignor shall use its reasonable efforts in connection with any sale of Assignor’s Net Share of Minerals (including Assignee Minerals) to obtain, as soon as reasonably practicable, full payment for such Minerals; provided, however, that it shall not be considered a breach of Assignor’s marketing duty or standard of conduct for Assignor to market such Minerals to an Affiliate of Assignor, so long as Assignor does not market such Minerals at a volume-weighted average price lower than the volume-weighted average price upon which Assignor pays royalties to the owners of the other royalty interests in the Subject Minerals, save and excepting Chargeable Costs provided for in Article III hereof.

Section 4.02 Assignee’s Agent and Representative.

(a) Appointment. Assignee appoints Assignor as Assignee’s agent and representative to market and deliver or cause to be marketed and delivered all Assignee Minerals and to collect and receive all payments therefrom under any Minerals purchase agreement or contract without deduction (except to the extent Chargeable Costs are deducted for any Computation Period).  The appointment of Assignor as Assignee’s agent and representative for such purpose is a material item of consideration to the Parties in connection with the execution and delivery of this Conveyance.  Assignee may not remove Assignor from office as Assignee’s agent and representative, except for cause upon a material breach by Assignor of its duties to Assignee under this Conveyance.

(b) Duties and Powers. As Assignee’s agent and representative, Assignor shall receive all payments for the sale of Assignee Minerals and account to Assignee, receive and make all communications with the purchaser of such Minerals, and otherwise act and speak for Assignee in connection with the sale of Assignee Minerals.  Third Persons may rely conclusively on the authority of Assignor to market Assignee Minerals, and with respect to Third Persons only, Assignee shall be conclusively bound by the acts of Assignor in connection with the sale of Assignee Minerals.  It shall not be necessary for Assignee to join Assignor in the execution of any division order, transfer order or other instrument, agreement or document relating to the sale of Assignee Minerals.  Third Persons may pay all Assignee Proceeds for the sale of such Minerals directly to Assignor, without the necessity of any joinder by or consent of Assignee or any inquiry into the use or disposition of such proceeds by Assignor.  In no event, however, shall the authority granted in this Section 4.02 or elsewhere in this Conveyance relieve Assignor of any liability for breach of this Conveyance.

(c) Prohibited Acts. Assignor may not act for or bind Assignee on any matter, except the marketing and delivery of Assignee Minerals under this Article IV.

(d) Standard of Conduct. In exercising its powers and performing its duties as Assignee’s agent and representative, Assignor shall act in good faith and in accordance with the Reasonably Prudent Operator Standard. It shall not be a violation of such standard of conduct for Assignor (i) to sell Assignor’s Net Share of Minerals or Assignee Minerals to an Affiliate pursuant to any purchase agreement or contract, or (ii) to delegate some or all of Assignor’s duties as Assignee’s agent and representative to its Affiliates (so long as such Affiliates perform in good faith and in accordance with the Reasonably Prudent Operator Standard), with Assignor remaining liable to Assignee for the performance of such duties.

(e) Termination of Authority. Assignor may not resign as Assignee’s agent and representative without the prior written consent of Assignee, except that Assignor may resign as Assignee’s agent and representative without such consent with respect to any Subject Interests assigned, sold, transferred or conveyed by Assignor in accordance with the terms of this Conveyance.  If such sale is made subject to the Royalty Interest, Assignor must cause the purchaser to assume the duties of Assignee’s agent and representative with respect to the Subject Interests acquired by that purchaser and to be bound by the provisions of this Article IV.

Section 4.03 Delivery of Subject Minerals. Assignor (whether or not it is serving as Assignee’s agent and representative) shall deliver or cause to be delivered Assignor’s Net Share of Minerals (including Assignee Minerals) to the purchasers thereof.

Section 4.04 Processing. Assignor may, or may by contract cause a Third Person to, dehydrate, separate, treat, compress or otherwise process Assignor’s Net Share of Minerals (including Assignee Minerals) and may commit any of the Subject Interests (including the Royalty Interest attributable thereto) to an agreement for processing Minerals (pursuant to which, for example, the plant owner or operator receives a portion of the Subject Minerals or plant products therefrom or proceeds of the sale thereof as a fee for processing), so long as (a) Assignor enters into such processing arrangements in good faith and in accordance with the Reasonably Prudent Operator Standard and (b) any such processing arrangements entered into with Affiliates of Assignor contain rates and charges that are comparable to the prevailing charges for similar services in the applicable area.  Assignee shall be bound by such arrangements and shall permit Assignor’s Net Share of Minerals (including Assignee Minerals) to be processed by Assignor or its contractor.  Assignee shall not, however, be personally liable for any costs or risks associated with such processing operations, but Assignee shall indirectly suffer the energy content reduction and volume reductions associated with processing through corresponding reductions in the content and volumes of Assignee Minerals.

ARTICLE V
PAYMENT

Section 5.01 Obligation to Pay.

(a) The Obligation. After each Computation Period and on or before the Quarterly Payment Date for that Computation Period, Assignor shall tender to Assignee the Assignee Proceeds for the applicable Computation Period, plus, to the extent applicable, (i) all of the proceeds to be paid to Assignee from the sale of Assignee Minerals produced during any prior Computation Periods, to the extent not previously paid to Assignee for such prior Computation Periods, (ii) any damages payable to Assignee under Section 1.04(b) (subject to the right of set-off in Section 1.04(c)) during the most recently completed Computation Period, and (iii) any amounts (including any interest earned thereon) that were previously deposited with a Third Person escrow agent in accordance with Section 5.01(d) and subsequently determined by Assignor to be validly owing to Assignee.  All such amounts shall be transmitted to Assignee by Assignor by means of wire transfer of funds to a bank account specified by Assignee pursuant to written instructions which shall remain in effect until and unless changed by subsequent written notice to Assignor.

For purposes of determining the amount of Assignee Proceeds for any Computation Period, if, when calculating Assignee Minerals for any Computation Period, Assignor is unable to determine the precise volume of Minerals produced, sold and attributable to Assignor’s Net Share of Minerals, then Assignor shall, in good faith and in accordance with the Reasonably Prudent Operator Standard, estimate the volume of such Minerals produced, sold and attributable to Assignor’s Net Share of Minerals. Assignor shall adjust the calculation of Assignee Proceeds upward or downward, as the case may be, in the next or subsequent Computation Periods to reflect the difference between the estimated volume of Minerals established pursuant to this Section 5.01(a) and the actual volume of Minerals produced, sold and attributable to Assignor’s Net Share of Minerals in the Computation Period for which such estimate was made.

(b) Quarterly Payment Date. “Quarterly Payment Date” for each Computation Period means the forty-fifth (45th) day after the end of such Computation Period. If such day is not a Business Day, the Quarterly Payment Date shall be the next Business Day.

(c) No Segregated Account. Prior to the Quarterly Payment Date, all amounts received by Assignor from the sale of Assignor’s Net Share of Minerals and Assignee Minerals, as applicable, for any Computation Period shall be held by Assignor in one of its general bank accounts and Assignor will not be required to maintain a segregated account for such funds.

(d) Disputed Proceeds. If Assignor receives any amounts of money from the sale of Assignee Minerals that is subject to controversy or, in the reasonable opinion of Assignor, possible controversy, Assignor shall promptly deposit the money with a Third Person escrow agent in a segregated interest-bearing account.  Such amount shall not be treated as a portion of Assignee Proceeds so long as it remains with such escrow agent, but shall be treated as a portion of Assignee Proceeds, along with the accrued interest, when received from such escrow agent and paid over to Assignee.

Section 5.02 Interest on Past Due Payments.

(a) Obligation to Pay. Any Assignee Proceeds or other amounts of money not paid by Assignor to Assignee when due shall bear, and Assignor will pay, interest at the Prime Interest Rate on the overdue amount commencing on the sixth (6th) day after such due date until such amount is paid.

(b) Definition. “Prime Interest Rate” means the lesser of (i) the rate of interest per annum publicly announced from time to time by The Bank of New York Mellon Trust Company, N.A. as its “prime rate” in effect at its principal office in New York City (each change in the “prime rate” to be effective on the date such change is publicly announced), with the understanding that such bank’s “prime rate” may be one of several base rates, may serve as a basis upon which effective rates are from time to time calculated for loans making reference thereto, and may not be the lowest of such bank’s base rates or (ii) the maximum rate of interest permitted under applicable Legal Requirement.

Section 5.03 Overpayments and Refunds.

(a) Overpayments. If Assignor ever pays Assignee more than the amount of money then due and payable to Assignee under this Conveyance, Assignee shall not be obligated to return the overpayment, but Assignor may at any time thereafter deduct from Assignee Proceeds and retain for its own account an amount equal to the overpayment.

(b) Refunds. If Assignor is ever legally obligated to pay any Third Person, including any Minerals purchaser or Governmental Authority, any refund, interest, penalty or other amount of money, because any payment of Assignee Proceeds received by Assignor for the account of Assignee exceeded, or allegedly exceeded, the amount due or lawful under any applicable contract, Legal Requirement, or other obligation, Assignor may thereafter deduct from Assignee Proceeds and retain for its own account an amount equal to such payment.

Section 5.04 Protection of Assignee Proceeds. It is the intent of Assignor and Assignee that Assignee is an “interest owner” with an interest separate and distinct from that of Assignor within the meaning and for the purposes of Section 9.343 of the Texas Business and Commerce Code, and that Assignee is entitled to all the benefits of such Section.

ARTICLE VI
RECORDS AND REPORTS

Section 6.01 Books, Records and Accounts.

(a) Obligation to Maintain. Assignor shall maintain true and correct books, records and accounts of (i) all transactions required or permitted by this Conveyance and (ii) the financial information necessary to effect such transactions, including the financial information needed to calculate each installment of Assignee Proceeds.

(b) Right of Inspection. Assignee or its representative, at Assignee’s expense, may inspect and copy such books, records and accounts in the offices of Assignor during normal business hours and upon reasonable notice.

Section 6.02 Statements.

(a) Quarterly Statements. On each Quarterly Payment Date, Assignor shall deliver to Assignee a statement showing the computation of Assignee Minerals and Assignee Proceeds for the applicable Computation Period.

(b) Annual Statements. On the first Quarterly Payment Date after the end of each calendar year, such statement shall also show the computation of Assignee Proceeds for the preceding calendar year.

(c) Contents of Statements. Without limiting the generality of the foregoing provisions in this Section 6.02, each statement delivered by Assignor to Assignee pursuant to this Section 6.02 shall state, for the relevant period, (i) the total volumes of Subject Minerals produced from the Subject Lands, (ii) the total volumes of Assignor’s Net Share of Minerals, (iii) the total volumes of Assignee Minerals, (iv) the applicable Sales Price, (v) the Chargeable Costs, (vi) the amount of Assignee Proceeds due and payable for the relevant period and (vii) the amounts of money, if any, due and payable by any purchaser of the Subject Minerals or Assignee Minerals, the nonpayment of which resulted in a reduction in Assignee Proceeds for the relevant period.

Section 6.03 Assignee’s Exceptions to Quarterly Statements. If Assignee takes exception to any item or items included in any quarterly statement required by Section 6.02, Assignee must notify Assignor in writing within sixty (60) days after Assignee’s receipt of such quarterly statement. Such Notice must set forth in reasonable detail the specific charges complained of and to which exception is taken. Adjustments shall be made for all complaints and exceptions that are justified. Notwithstanding anything to the contrary herein, all matters reflected in Assignor’s statements for the preceding calendar year (or portion thereof) that are not objected to by Assignee in the manner provided by this Section 6.03 shall be deemed correct as rendered by Assignor to Assignee.

Section 6.04 Other Information.

(a) Disclosure. At Assignee’s request, subject to applicable restrictions on disclosure and transfer of information, Assignor shall give Assignee and its designated representatives reasonable access in Assignor’s office during normal business hours to all title, geological (to the extent not prohibited by any applicable license agreement), Well and production data in Assignor’s possession or Assignor’s Affiliates’ possession, relating to operations on the Subject Interests.

(b) Disclaimer of Warranties and Liability. Assignor makes no representations or warranties about the accuracy or completeness of any data, reports, studies or other information made available to Assignee and shall have no liability to Assignee or any other Person resulting from such data, studies, reports or other information.

(c) No Attribution. Assignee shall not, in any securities filings or reports made by Assignee, attribute to Assignor or to the consulting engineers any reports or studies made available to Assignee, or the contents thereof.

(d) Confidentiality. All information furnished to Assignee and its designated representatives pursuant to this Section 6.04 is confidential and for the sole benefit of Assignee and shall not be disclosed by Assignee or its designated representatives to any other Person, except to the extent that such information (i) is required in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over Assignee or submitted to bank examiners or similar organizations or their successors, (ii) is required in response to any summons or subpoena or in connection with any litigation, (iii) is reasonably believed to be required in order to comply with any applicable Legal Requirement to Assignee, (iv) was publicly available or otherwise known to the recipient at the time of disclosure or (v) subsequently becomes publicly available other than through any act or omission of the recipient; provided, however, with respect to the disclosures with respect to items (i), (ii) and (iii) above, Assignee will notify Assignor prior to any such disclosure in order to provide Assignor an opportunity to seek to limit any such required disclosure. In connection with the marketing of Assignee’s assets upon termination of Assignee, Assignee and its designated representatives may, on a confidential basis in accordance with this Section 6.04(d), provide any potential purchaser of such assets with the same information Assignee has access to pursuant to Section 6.04.

ARTICLE VII
NO LIABILITY OF ASSIGNEE

Assignee shall not be personally liable or responsible under this Conveyance for any cost, risk, liability or obligation associated in any way with the ownership or operation of the Subject Lands, the Subject Interests, the Wells or the Subject Minerals. The foregoing sentence does not restrict the right of Assignor to deduct Chargeable Costs in calculating the volumes of Assignee Minerals or Assignee Proceeds.

ARTICLE VIII
OPERATIONS

Section 8.01 Standards of Conduct. Except as otherwise specifically provided in this Conveyance, Assignor shall (a) operate and maintain the Subject Interests and (b) make elections under each applicable lease, operating agreement, unit agreement, contract for development and other similar instrument or agreement (including elections concerning abandonment of any Well or release of any Subject Interest) in good faith and in accordance with the Reasonably Prudent Operator Standard.

Section 8.02 Abandonment of Properties. Nothing in this Conveyance shall obligate Assignor to continue to operate any Well or to operate or maintain in force or attempt to maintain in force any Subject Interest when such Well or Subject Interest ceases to produce, or Assignor determines, in accordance with Section 8.01 above, that such Well or Subject Interest is not capable of producing Minerals in paying quantities. The expiration of a Subject Interest in accordance with the terms and conditions applicable thereto shall not be considered to be a voluntary surrender or abandonment thereof.

ARTICLE IX
POOLING AND UNITIZATION

Section 9.01 Pooling of Subject Interests. Certain Subject Interests have been, or may have been, heretofore pooled and unitized for the production of Minerals. Such Subject Interests are and shall be subject to the terms and provisions of the applicable pooling and unitization agreements and orders, and the Royalty Interest in each pooled or unitized Subject Interest shall apply to and affect only the Minerals produced from such units that accrues to such Subject Interest under and by virtue of the applicable pooling and unitization agreements and orders.

Section 9.02 Pooling and Unitization.

(a) Right to Pool. Assignor has the exclusive executive right and power (as between Assignor and Assignee) to pool or unitize any Subject Interest and to alter, change, amend or terminate any pooling or unitization agreements heretofore or hereafter entered into, as to all or any part of the Subject Lands, as to any one or more of the formations or horizons, and as to any Minerals, upon such terms and provisions as Assignor shall in its sole discretion deem appropriate.

(b) Effect of Pooling. If and whenever through the exercise of such right and power, or pursuant to any Legal Requirement now existing or hereafter enacted or promulgated, any Subject Interest is pooled or unitized in any manner, the Royalty Interest shall apply to and affect only the Minerals production that accrues to such Subject Interest under and by virtue of the applicable pooling and unitization agreement or order. It shall not be necessary for Assignee to agree to, consent to, ratify, confirm or adopt any exercise of pooling or unitization of any Subject Interest by Assignor.

ARTICLE X
GOVERNMENT REGULATION

Section 10.01 Legal Requirements. Except as provided in Section 10.03, all obligations of Assignor under this Conveyance are, and shall be, subject to all applicable Legal Requirements and the instruments, documents and agreements creating the Subject Interests.

Section 10.02 Filings. Assignor shall use its reasonable discretion in making filings for itself and on behalf of Assignee with any Governmental Authority having jurisdiction with respect to matters affecting the Subject Interests, the Subject Lands or the Subject Minerals.

Section 10.03 Superseding Effect. By acceptance of this Conveyance, Assignee agrees, for itself and its successors and assigns, immediate and remote, that the timing of payment, accrual of interest and reporting requirements with respect to the Royalty Interest shall be as provided by the terms of this Conveyance and not as prescribed by Subchapter J (Payment for Proceeds of Sale), Section 91.401, et seq., and Subchapter L (Royalty Reporting Standards), Section 91.5001, et seq., of the Texas Natural Resources Code, and any similar Legal Requirement.

ARTICLE XI
ASSIGNMENT AND SALE OF SUBJECT INTERESTS

Section 11.01 Assignment by Assignor Subject to Royalty Interest.

(a) Right to Sell. Assignor may not Transfer any interest in the Wells, the Subject Interests or any part thereof or any undivided interest therein in violation of Section 11.03. Subject to Section 11.02 and 11.03, Assignor may from time to time Transfer, mortgage or pledge its interest in the Wells, the Subject Interests, or any part thereof or undivided interest therein, if and only if (i) such Transfer, mortgage or pledge is made expressly subject to and burdened with the Royalty Interest and this Conveyance, (ii) solely in connection with a Transfer other than a Transfer pursuant to a foreclosure on any mortgage or security interest, Assignor has caused the assignee, purchaser, transferee or grantee of any such transaction to (A) acknowledge that the affected Subject Interests are taken subject to and burdened with the Royalty Interest and this Conveyance and (B) assume and agree to discharge Assignor’s obligations under this Conveyance with respect to such Subject Interests from and after the actual date of any such Transfer, and (iii) in connection with any Transfer pursuant to a foreclosure on any mortgage or security interest, Assignor has used commercially reasonable efforts to cause the assignee, purchaser, transferee or grantee of any such transaction to (A) acknowledge that the affected Subject Interests are taken subject to and burdened with the Royalty Interest and this Conveyance and (B) assume and agree to discharge Assignor’s obligations under this Conveyance with respect to such Subject Interests from and after the actual date of any such Transfer.  Any assumption and agreement to discharge shall be by appropriate written instrument for the express benefit of and enforceable by the Assignee.  For avoidance of doubt, nothing in Section 11.01(a) is intended to permit any assignee, purchaser, transferee or grantee to acquire any interest in the Wells, the Subject Interests or any part thereof or undivided interest therein without being subject to and burdened with the Royalty Interest and this Conveyance. Assignee shall not be required to recognize any purported Transfer, mortgage or pledge not made in conformance with this Section 11.01(a) and, notwithstanding any such purported Transfer, mortgage or pledge, Assignor shall remain obligated under this Conveyance just as if such Transfer, mortgage or pledge attempt had not been made and Assignee shall continue to deal with the Assignor to the exclusion of the purported transferee.  Further, to the extent permitted by applicable law, any purported Transfer not made in conformance with this Section 11.01(a) shall be void and of no effect.

(b) Effect of Sale. From and after the actual date of any such Transfer by Assignor made in full compliance with Section 11.01(a) (and only upon such full compliance), Assignor shall be relieved of all obligations, requirements and responsibilities arising under this Conveyance with respect to the Subject Interests Transferred, as the same pertain to Assignee Minerals produced from and after (but not prior to) said date of such Transfer.

(c) Allocation of Consideration. Assignee is not entitled to receive any share of the sales proceeds received by Assignor in any transaction permitted by this Section 11.01.

(d) Separate Interest. Notwithstanding any provision to the contrary in Article IV, effective on the effective date of any Transfer of any Subject Interest made in full compliance with Section 11.01(a), Assignee Minerals and Assignee Proceeds shall thereafter be computed separately with respect to such Subject Interests, and the assignee, buyer, transferee or grantee of such Subject Interests shall thereafter serve as Assignee’s agent and representative under Article IV with respect to such interests and shall pay all corresponding Assignee Proceeds directly to Assignee.

Section 11.02 Sale and Release of Properties.

(a) Transfer. Subject to Section 11.03, Assignor may from time to time, Transfer the Wells, the Subject Interests, or any part thereof or undivided interest therein, free of the Royalty Interest and this Conveyance provided that the aggregate Fair Value of all Royalty Interests released with respect to the Assignor Conveyances during any twelve (12) month period shall not exceed $5,000,000.

(b) Payments. In connection with any Transfer pursuant to this Section 11.02, Assignor shall remit to Assignee an amount equal to the Fair Value of the Royalty Interest being released. Assignor shall make such payment to Assignee on the Quarterly Payment Date for the Computation Period in which Assignor receives the payment with respect to any such Transfer of the Subject Interest.

(c) Release. In connection with any Transfer provided for in Section 11.02(a), Assignee shall, on request, execute, acknowledge and deliver to Assignor a recordable instrument (reasonably acceptable to Assignor) that releases the Royalty Interest with respect to the Well and the related Subject Interests and Subject Lands being Transferred.

(d) Effect of Sale. From and after the actual date of any such Transfer by Assignor, Assignor and any assignee, purchaser, transferee or grantee of such Subject Interest shall be relieved of all obligations, requirements and responsibilities arising under the Royalty Interest or this Conveyance with respect to the Well or Subject Interests Transferred, except for those that accrued prior to such date.

Section 11.03 Transfer of Subject Lands. Assignor will not Transfer any Well or any of the Subject Interests comprising a part of the Subject Lands pursuant to Sections 11.01 and 11.02 prior to the Drilling Obligation Completion Date, and in the event of any attempted Transfer in violation of this Section 11.03, Assignor shall remain liable and a party hereto, just as if no Transfer attempt had been made, and Assignee shall continue to deal with Assignor to the exclusion of the purported transferee. Further, to the extent permitted by applicable law, such attempted Transfer in violation of this Section 11.03 shall be void and of no force or effect.  Assignor expressly states and recognizes that the restrictions on transfer imposed on Assignor in this Section 11.03 and in Section 11.01(a) are made in reasonable protection of an interest of the Assignee created hereunder.

Section 11.04 Change in Ownership.

(a) Obligation to Give Notice. No change of ownership or of the right to receive payment of the Royalty Interest, or of any part thereof, however accomplished, shall bind Assignor until notice thereof is furnished to Assignor by the Person making the transfer and the Person claiming the benefit thereof, and then only with respect to payments made after such Notice is furnished.

(b) Notice of Sale. Notice of sale, transfer, conveyance or assignment shall consist of a certified copy of the recorded instrument accomplishing the same.

(c) Notice of Other Changes of Ownership. Notice of change of ownership or of the right to receive payment accomplished in any other manner (e.g., by dissolution of Assignee) shall consist of certified copies of recorded documents and complete proceedings legally binding and conclusive of the rights of all Persons.

(d) Effect of Lack of Notice. Until such Notice accompanied by such documentation is furnished to Assignor in the manner provided above, Assignor may, at Assignor’s election, either (i) continue to pay or tender all sums payable on the Royalty Interest in the same manner provided in this Conveyance, precisely as if no such change in interest or ownership or right to receive payment had occurred or (ii) suspend payment of Assignee Proceeds without interest until such documentation is furnished.

(e) Effect of Nonconforming Notices. The kinds of Notice provided by this Section 11.04 shall be exclusive, and no other kind, whether actual or constructive, shall bind Assignor.

Section 11.05 One Payee. Assignor shall never be obligated to pay Assignee Proceeds to more than one Person. If more than one Person is ever entitled to receive payment of any part of Assignee Proceeds, Assignor may suspend payments of all Assignee Proceeds until the concurrent owners or claimants of the Royalty Interest or the right to receive payment of Assignee Proceeds appoint one Person in writing to receive all payments of Assignee Proceeds on their behalf. Assignor may thereafter conclusively rely upon the authority of that Person to receive payments of Assignee Proceeds and shall be under no further duty to inquire into the authority or performance of such Person.

Section 11.06 Rights of Mortgagee. If Assignee executes a mortgage or deed of trust covering all or part of the Royalty Interest, the mortgagees or trustees therein named or the holders of any obligation secured thereby shall be entitled, to the extent that such mortgage or deed of trust so provides, to exercise the rights, remedies, powers and privileges conferred upon Assignee by this Conveyance and to give or withhold all consents required to be obtained from Assignee. This Section 11.06 shall not be deemed or construed to impose upon Assignor any obligation or liability undertaken by Assignee under such mortgage or deed of trust or under the obligation secured thereby.

Section 11.07 No Drainage. Subsequent to the Drilling Obligation Completion Date, neither Assignor nor any of its Affiliates shall drill any Mineral well that will have a perforation in the Target Formation that will be within one hundred seventy feet (170’) of any perforation of any Well which produces oil or gas from the Target Formation.

ARTICLE 12
FORCE MAJEURE

Section 12.01 Nonperformance. Assignor shall not be responsible to Assignee for any loss or damage to Assignee resulting from any delay in performing or failure to perform any obligation under this Conveyance (other than Assignor’s obligation to make payments of Assignee Proceeds to Assignee) to the extent such failure or delay is caused by Force Majeure.

Section 12.02 Force Majeure. “Force Majeure” means any of the following, to the extent they are not caused solely by the breach by Assignor of its duty to perform certain obligations under this Conveyance in accordance with the Reasonably Prudent Operator Standard:

(a) act of God, fire, lightning, landslide, earthquake, storm, hurricane, hurricane warning, flood, high water, washout, tidal wave or explosion;

(b) strike, lockout, or other similar industrial disturbance, act of the public enemy, war, military operation, blockade, insurrection, riot, epidemic, arrest or restraint of Governmental Authority or people, or national emergency;

(c) the inability of the Assignor to acquire, or the delay on the part of any Third Person (other than an Affiliate of the Assignor) in acquiring, materials, supplies, machinery, equipment, servitudes, right-of-way grants, easements, permits, licenses, approvals or authorizations necessary to enable such Party to perform hereunder;

(d) any breakage of or accident to machinery, equipment or lines of pipe, the repair, maintenance, improvement, replacement, alteration to a plant or line of pipe or related facility, the testing of machinery, equipment or line of pipe, or the freezing of a line of pipe;

(e) any Legal Requirement or the affected Party’s compliance therewith; or

(f) any other cause, whether similar or dissimilar to the causes enumerated in (a) through (e) above, not reasonably within the control of Assignor.

Section 12.03 Force Majeure Notice. Assignor will give Assignee a Notice of each Force Majeure as soon as reasonably practicable after the occurrence of the Force Majeure.

Section 12.04 Remedy. Assignor will use its reasonable efforts to remedy each Force Majeure and resume full performance under this Conveyance as soon as reasonably practicable, except that the settlement of strikes, lockouts or other labor disputes shall be entirely within the discretion of Assignor.

ARTICLE XIII
NOTICE

Section 13.01 Written Notice. Except as otherwise provided by this Conveyance, each Notice shall be in writing.

Section 13.02 Methods of Giving Notice. Notice may be given by any reasonable means, including email, telecopier, hand delivery, overnight courier or U.S. mail.

Section 13.03 Charges. All Notices shall be properly addressed to the recipient, with all postage and other charges being paid by the Party giving Notice.

Section 13.04 Effective Date. Notice shall be effective when actually received by the Party being notified; provided, however, that Notices given by email or telecopy on any day other than a Business Day, or on a Business Day but after 5:00 p.m. local time at the location of the Party being notified, shall be deemed received on the next Business Day, unless receipt is acknowledged prior to the next Business Day.

Section 13.05 Addresses. The addresses of the Parties for purposes of Notice are the addresses in the introductory paragraph to this Conveyance.

Section 13.06 Change of Address. Either Party may change its address to another address within the continental United States by giving ten (10) days’ Notice to the other Party.

ARTICLE XIV
OTHER PROVISIONS

Section 14.01 Successors and Assigns. The provisions and conditions contained in this Conveyance shall run with the land and the respective interests of Assignor and Assignee in the Subject Lands, and, subject to the limitation and restrictions on the assignment or delegation by the Parties of their rights and interests under this Conveyance, this Conveyance binds and inures to the benefit of Assignor, Assignee and their respective successors, assigns and legal representatives.

Section 14.02 Governing Law. THIS CONVEYANCE SHALL BE CONSTRUED UNDER AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PRINCIPLES THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Section 14.03 Construction of Conveyance. In construing this Conveyance, the following principles shall be followed:

(a) no consideration shall be given to the captions of the articles, sections, subsections or clauses, which are inserted for convenience in locating the provisions of this Conveyance and not as an aid in its construction;

(b) no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Conveyance;

(c) the word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variant expressions;

(d) a defined term has its defined meaning throughout this Conveyance, regardless of whether it appears before or after the place in this Conveyance where it is defined;

(e) the plural shall be deemed to include the singular, and vice versa, unless the content otherwise requires; and

(f) each exhibit, attachment and schedule to this Conveyance is a part of this Conveyance, but if there is any conflict or inconsistency between the main body of this Conveyance and any exhibit, attachment or schedule, the provisions of the main body of this Conveyance shall prevail.

Section 14.04 No Waiver. Failure of either Party to require performance of any provision of this Conveyance shall not affect either Party’s right to require full performance thereof at any time thereafter, and the waiver by either Party of a breach of any provision hereof shall not constitute a waiver of a similar breach in the future or of any other breach or nullify the effectiveness of such provision.

Section 14.05 Relationship of Parties. This Conveyance does not create a partnership, mining partnership, joint venture or relationship of trust or agency (except with respect to Assignor’s agency relationship with respect to those matters set forth in Articles IV and V above) between the Parties.

Section 14.06 Further Assurances. Each Party shall execute, acknowledge and deliver to the other Party all additional instruments and other documents reasonably required to describe more specifically any interests subject hereto, to vest more fully in Assignee the Royalty Interest conveyed (or intended to be conveyed) by this Conveyance, or to evidence or effect any transaction contemplated by this Conveyance. Assignor shall also execute and deliver all additional instruments and other documents reasonably required to transfer interests in state, federal or Indian lease interests in compliance with applicable Legal Requirements or agreements.

Section 14.07 The 12:01 A.M. Convention. Except as otherwise provided in this Conveyance, each calendar day, month, quarter and year shall be deemed to begin at 12:01 a.m. Central Time on the stated day or on the first day of the stated month, quarter or year, and to end at 12:00 a.m. Central Time on the next day or on first day of the next month, quarter or year, respectively.

Section 14.08 Counterpart Execution.  This Conveyance may be executed in any number of counterparts, all of which are identical. Every counterpart of this Conveyance shall be deemed to be an original for all purposes, and all such counterparts together shall constitute one and the same instrument.  As between the Parties, any signature hereto delivered by a Party by facsimile transmission or email pdf. shall be deemed an original hereto.

Section 14.09 Present and Absolute Conveyance. It is the express intention of Assignor and Assignee that the Royalty Interest is, and shall be construed for all purposes as, a present, fully-vested and absolute conveyance.

Section 14.10 Limitation of Liability. It is expressly understood and agreed by the Parties hereto that (a) this Conveyance is executed and delivered by the Trustee not individually or personally, but solely as Trustee in the exercise of the powers and authority conferred and vested in it and (b) under no circumstances shall the Trustee be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Assignee under this Conveyance.

Section 14.11 Severability. In case any provision, covenant or obligation under this Conveyance is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions, covenants or obligations of this Conveyance are declared to be severable and not in any way affected or impaired thereby.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each Party has caused this Conveyance to be executed in its name and behalf and delivered on the date or dates stated in the acknowledgment certificates appended to this Conveyance, to be effective as of the Effective Time.

SandRidge Exploration and Production, LLC

By:	/s/ James D. Bennett
	Name:	James D. Bennett
	Title:	Executive Vice President and
Chief Financial Officer

[Signature Page to the Perpetual Conveyance (PDP)]

SandRidge Permian Trust

By:	The Bank of New York Mellon Trust
Company, N.A., as Trustee

By:	/s/ Michael J. Ulrich
	Name:	Michael J. Ulrich
	Title:	Vice President

[Signature Page to the Perpetual Conveyance (PDP)]

STATE OF OKLAHOMA	§
§
COUNTY OF OKLAHOMA	§

This instrument was acknowledged before me on August 8, 2011, by James D. Bennett, Executive Vice President and Chief Financial Officer of SandRidge Exploration and Production, LLC, a Delaware limited liability company, on behalf of said limited liability company.

/s/ Janis L. Roberts
NOTARY PUBLIC,
State of Oklahoma
Janis L. Roberts
(printed name)

My commission expires:
May 22, 2012
SEAL or STAMP

[Acknowledgment Page to the Perpetual Conveyance (PDP)]

STATE OF TEXAS	§
§
COUNTY OF TRAVIS	§

This instrument was acknowledged before me on August 11, 2011, by Michael J. Ulrich, Vice President of The Bank of New York Mellon Trust Company, N.A., a national banking association organized under the laws of the United States of America, as Trustee of SandRidge Permian Trust, a Delaware statutory trust, on behalf of said national banking association and said trust.

/s/ Sarah Newell
NOTARY PUBLIC,
State of Texas
/s/ Sarah Newell
(printed name)

My commission expires:
02-16-2014
SEAL or STAMP

[Acknowledgment Page to the Perpetual Conveyance (PDP)]

Exhibit A

(Subject Lands)

Exhibit B

(Excluded Assets)

Exhibit C

(Wells)